ISCO International Inks Agreement With Sales Force Europe to Expand Global Reach

ELK GROVE VILLAGE, IL -- 06/12/2008 -- ISCO International, Inc. (AMEX: ISO), a leading wireless telecommunications solutions provider, announced today that it has engaged Sales Force Europe (SFE) to enlarge its sales team and enhance its presence in continental Europe, the Middle East and Africa.

ISCO International is a leading supplier of radio frequency management and interference-control solutions for the wireless telecommunications industry. Clarity, its subsidiary, specializes in the design, development and deployment of solutions for mobile devices and wireless networks.

"Boosting sales in continental Europe -- and beyond -- is critical to our growth strategy," said Gordon Reichard, Jr., ISCO president and CEO. "We'll be able to get our products into countries where we don't currently maintain a presence -- and bolster our presence in countries with which we already deal."

"Additionally, the sales network and experienced sales force of Sales Force Europe, steeped in technology, will be able to help us achieve those ends."

SFE will be selling all of the ISCO products, with an emphasis on the Adaptive Interference Mitigation and Management (AIM) products and services, which point up ISCO's "Spectrum Conditioning" technology.

Industry analysts predict that 100,000 WCDMA cell sites will be deployed in 2008. "As the deployment of high-speed packet access (HSPA) -- and UMTS -- accelerates in Europe," said Reichard, "so has the need for call capacity and increased data transfer rates. ISCO's AIM products reduce the GSM bandwidth required for this transition to 3G."

Reichard points to the overall increase in call capacity that AIM products afford, as well as the increases in data transfer rates for its customers' emerging applications.

Reichard added that carriers throughout Russia, Africa, India, the Middle East and Eastern Europe are either deploying new standards or attempting to boost performance of their networks already in place. "ISCO Spectrum Conditioning meets those requirements head-on," said Reichard, "expanding cell site coverage, reducing dropped calls, increasing hand-set battery life and, ultimately, increasing data transfer rates."

With knowledgeable, in-country technical sales professionals in all key EMEA markets, and with its already-established local presence and sales relationships in key markets, SFE can rapidly bring ISCO International's products and solutions to new customers more quickly and with less risk than if ISCO built the team itself. The SFE team is currently finishing its training and is focusing on rolling out the products smoothly and rapidly.

"Our sales agents are eager to bring ISCO's solutions to their established network of distributors and resellers," said Rick Pizzoli, Managing Director of Sales Force Europe. "There is a great need for this high-quality, easy-to-integrate equipment across the region."

About Sales Force Europe

Sales Force Europe provides the strategies, resources and contacts to enable international high-tech companies to launch into new markets rapidly and effectively. Their unique approach is designed to add intelligence and speed to the market entry process without the financial risk associated with establishing local offices and hiring employees. SFE has highly skilled, technical sales personnel based in every key market in the EMEA region, individuals with extensive hands-on experience. These results-driven professionals have access to the leading service providers, distributors and resellers. These can be immediately engaged to develop and implement market entry strategies that quickly start earning revenue and profits for the company's clients. www.SalesForceEurope.com.

About ISCO International and Clarity Communication Systems

ISCO International (www.iscointl.com) is a leading global supplier of radio frequency management and interference-control systems for the wireless telecommunications industry and mobile operators. Clarity (www.claritycsi.com) specializes in the design, development and deployment of solutions for mobile devices and wireless networks. ISCO acquired Clarity during January 2008. Combined, the companies provide the wireless market with highly differentiated solutions, including adaptive interference management; PoC and PTx applications and hosted solutions; RF conditioning for all wireless technologies; location based applications and services; and novel, situational aware applications that combine both PoC and location enablement.

Contact

Ed Bergstraesser
845/876-8880
845/546-8300 cell